Exhibit 10.8









                              EMPLOYMENT AGREEMENT



                                 By and Between



                            RASER TECHNOLOGIES, INC.



                                       And



                                  BRENT M. COOK



                                January 31, 2005
















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                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into as of the 31st day of January 2005 (the "Effective Date") by and between Raser Technologies, Inc. (the "Company") and Brent M. Cook ("Employee"). For purposes of this Agreement, the Company and Employee are sometimes collectively referred to as the "Parties."

                                    Recitals

         This Agreement is entered into with reference to the following facts and mutual objectives:

         A. Employee is a Certified Public Accountant and, at various times prior to Effective Date, was employed by AMP Resources, LLC ("AMP") as a senior officer and member, and by Headwaters, Inc. ("Headwaters") as it Chief Executive Officer and President. Also, prior and continuing to the Effective Date, Employee has served, and continues to serve, as a member of the Company's Board of Directors.

         B. Employee's services are deemed to be of value to the Company, and the Company recognizes that inducements must be offered to Employee in order for the Company to retain the Employee's services.

                        Terms and Conditions of Agreement

         NOW THEREFORE, in consideration of the foregoing, and the covenants, conditions, and promises set forth in this Agreement, the Parties agree as follows:

         1.       Employment and Position

         The Company employs Employee, and Employee accepts employment by the Company as, Chief Executive Officer of the Company for the period of employment specified in Section 3 hereinbelow ("Period of Employment").

         2.       Services To Be Rendered

         The Employee shall, during the Period of Employment, serve the Company in the position set forth in Section 1 hereinabove diligently and competently. During the Period of Employment, Employee shall be free to conduct personal business and investment activities and consult to AMP, Headwaters, or other related entities, provided that such activities and consultation assignments do not conflict or interfere with the performance of Employee's duties under this Agreement. In discharging his duties under this Agreement, Employee shall act in the best interests of the Company. In fulfilling his duties and responsibilities under this Agreement, Employee shall report to the Board of Directors of the Company.

         3.       Period of Employment

         Employee's employment by the Company pursuant to this Agreement shall commence on the Effective Date and continue, unless terminated sooner pursuant to the provisions of this Agreement, for a period of three (3) years from the Effective Date ("Period of Employment").

         4.       Base Salary

         At the commencement of the Period of Employment, Employee shall be paid an annual base salary of an amount determined by the Board of Directors consistent with an annual compensation review of comparable positions of public

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companies, but in no event shall the base salary be less than Two Hundred Twenty
Thousand Dollars (US $220,000.00) ["Base Salary"]. Base Salary shall be paid in semi-monthly installments during the Period of Employment.

         5.       Incentive Bonus

         The Board of Directors and its compensation committee shall determine any incentive bonus guidelines during the Period of Employment. Employee shall be entitled to receive a bonus pursuant to the Company's bonus plan, and to participate in a deferred compensation plan that may be in effect at the Company from time to time. It is anticipated that any bonus plan for Employee shall depend upon the Company's income performance as well as general performance evaluations.

         6.       Expense Reimbursement

         Employee shall be entitled to prompt and full reimbursement from the Company for reasonable expenses incurred by Employee in performing services for the Company. Employee shall be required to provide proof and documentation of such expenditures as required by the Company.

         7.       Stock Options

         Employee shall also be eligible to receive Company stock options during the Period of Employment, pursuant to a Company stock options bonus plan that may, as from time to time, be in effect.

         8.       Other Benefits

         In addition to the benefits previously set forth in this Agreement, Employee shall, during the Period of Employment, be entitled to the benefits described below, and, as concerns all such benefit programs where years of service are a factor, Employee shall, to the extent permitted by law, be given full credit for his years of service with the Company prior to the implementation of any benefit program, whether in his capacity as a director, officer, or otherwise:

                  (a) Vacation. During the Period of Employment, Employee shall be entitled to not less than six (6) weeks of paid vacation during each calendar year during the Period of Employment. Accrued, but unused, vacation time may carried over from year to year. At the end of the term of his Agreement, Employee shall be paid a cash amount for the pro rated portion of the accrued salary attributable to any unused vacation time.

                  (b) Sick Leave. Leave time will be granted to the Employee that is reasonable under the circumstances and that is consistent with the Company's policies and procedures, as the same may be changed, modified, or terminated for all Company employees from time to time.

                  (c) Insurance. Employee shall be entitled to participate in the group insurance program of the Company as concerns life, disability, medical, dental, vision, or employee assistance insurance made available to other employees as the same may be implemented, changed, modified, or terminated for all participants from time to time. To the extent that such insurance benefits or programs are offered to employees by the Company, the Company shall pay all premiums for such coverage for Employee.

                  (d) Retirement Plan. The Employee shall be entitled to participate in the Company's retirement plans in accordance with the

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         terms and conditions of such plans and applicable law, as the same may be implemented, changed, or terminated from time to time. Employee shall become eligible to participate in the Company's retirement plans as of the Effective Date or the date of implementation of such plans, whichever is later.

                  (e) Other Miscellaneous Benefits. The Company shall pay or reimburse Employee for the following miscellaneous benefits:

                  (i) Annual dues for association membership for relevant professional groups; and

                  (ii) Subscriptions and purchase of books, journals, publications, and other materials that relate to Employee's job duties and responsibilities.

         9.       Term of Employment

                  (a) Term. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of Section 3 of this Agreement, for the Period of Employment, thus terminating on the third anniversary of the Effective Date of this Agreement.

                  (b) During the Period of Employment. The Employee's position, authority, duties, and responsibilities shall be commensurate in all material respects with those held and exercised as of the Effective Date.

                  (c) Location. The Employee's services shall be performed at the location where the Employee was employed on the Effective Date, or at any office which is the headquarters of the Company, provided that such headquarters are located in the Salt Lake City/Provo, Utah metropolitan area.

         10.      Termination of Agreement

                  (a) Termination of the Employment by Employer. The Company shall have the following rights with respect to termination of Employee's employment.

                           (i) Cause. Employee's employment may be terminated
                  for Cause. For purpose of this Agreement, "Cause" shall mean and refer to a determination made in good faith by the Company's Board of Directors that:

                                    (1) Employee has been convicted of, or has
                           entered into a plea of guilty or nolo contendere to, a felony punishable by incarceration for a period of one (1) year or longer;

                                    (2) Employee has been convicted of
                           committing a theft, embezzlement, or other criminal misappropriation of funds from the Company; or

                                    (3) Employee has willfully failed or refused
                           to follow reasonable and lawful written policies or directives established by the Board of Directors of the Company, or Employee has willfully failed to attend to material duties or obligations of Employee's office (other than any such failure resulting from Employee's incapacity due to physical or mental

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                           illness, which is the cause or manifestation of
                           Employee's disability), which failure or refusal continues for thirty (30) days following delivery of a written demand from the Company's Board of Directors for performance to Employee identifying the manner in which Employee has failed to follow such policy or directives or to perform such duties.

                           (ii) Effect Date of Termination. Termination pursuant
                  to this Section shall be effective as of the date of written notice by the Board of Directors to Employee that it has made the required determination, or at such other subsequent date, if any specified in such notice.

                           (iii) Death. If Employee dies during the term of this
                  Agreement, his personal representative or designated survivor should be entitled to receive all of the salary and benefits provided hereunder for the remaining term of this Agreement.

                  (b) Termination by Employee. Employee shall have the right to terminate his employment under this Agreement at any time for Good Reason, provided Employee has delivered written notice to the Company which briefly describes the facts underlying Employee's belief that "Good Reason" exists and the Company has failed to cure such situation within thirty (30) days after effective date of such notice.

                           (i) With Good Reason. For purposes of this Agreement,
                  "Good Reason" shall mean and consist of:

                                    (1) A material breach by the Company of its
                           obligations under this Agreement;

                                    (2) The assignment to Employee of duties
                           that are materially inconsistent with, or that constitute a material alteration in the status of his responsibilities set forth in this Agreement, as an employee of the Company;

                                    (3) Without Employee's prior written
                           consent, the transfer or relocation of Employee's place of employment to any place other than the Salt Lake City/Provo, Utah metropolitan area, except for reasonable travel on the business of the Company; or

                                    (4) Upon the consummation of a sale of all
                           or a substantial portion of the assets of the Company not in the usual regular course of the business of the Company in which sale the acquiring company did not assume all the obligations of the Company under this Agreement, or a change in control of the ownership or management of the Company.

         11.      Confidential Information

         The Employee shall hold in confidence for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its affiliated companies and their respective businesses, which have been obtained by the Employee during the Employee's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts of the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee's

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employment with the Company, the Employee shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by the Company. In no event, however, shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under the provisions of this Agreement.

         12.      Inventions

                  (a) Assignment. Without further consideration, the Employee shall fully and promptly report to the Company all ideas, concepts, inventions, discoveries, formulas, and designs conceived or produced by the Employee at any time during the Period of Employment relating to the Company's trade or business, whether patentable or unpatentable (collectively, "Inventions"), and shall assign and hereby does assign to the Company or its nominee the Employee's entire right, title, and interest in and to all such Inventions.

                  (b) Cooperation. Employee shall take all reasonable action requested by the Company to protect or obtain title to any and all United States and/or foreign patents on any Inventions, including execution and delivery of all applications, assignments, and other documents deemed necessary or desirable by the Company, provided that the Company shall reimburse the Employee for all expenses incurred by the Employee in connection with such execution and delivery.

         13.      Non-Competition after Termination

                  (a) Acknowledgment. Employee acknowledges that his services and responsibilities are of a particular significance to the Company, and that his position with the Company does and will continue to give him an intimate knowledge of its business. Because of this, it is important to the Company that the Employee be restricted from the competing with the Company in the event of the termination of his employment.

                  (b) Agreement. Employee agrees that, in addition to any other limitations, for a period of one (1) year after the termination of his employment under this Agreement, Employee will not directly compete with the Company or its business within the continental United States of America.

         14.      Severance Pay

         If Employee does not continue in the employ of the Company after the termination of this Agreement, whether or not the Employee is offered or continues employment by the Company, Company shall pay to Employee, no later than thirty (30) days after termination, the sum of one year's annual Base Salary in effect at the time of termination, plus the average of any Incentive Bonus Payment made during the period prior to Employee's termination. (Thus, for purposes of illustration, if, at the time of termination Employee's annual Base Salary was $300,000 and the average of his Incentive Bonuses during the periods prior to his termination was $400,000, Employee's severance pay would be the total sum of $700,000.) Employee shall not be required to mitigate the amount of the payment provided for in this section by seeking other employment or otherwise; nor shall the amount of the severance payment be reduced by any compensation earned by the Employee as a result of the employment by another employer after termination or otherwise.

         15.      Vesting of Existing Stock Options

         Existing Company stock options which have been granted by the Company

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to Employee for services as a member of the Company's Board of Directors shall continue to vest in their entirety as previously scheduled and shall be exercisable upon the vesting date.

         16.      Indemnification

         The Company shall release, indemnify, defend, and hold harmless Employee with respect to any and all losses, claims, actions, or suits of any kind, nature, or description, whether before a trial or appellate court, or in an administrative, arbitration, or alternative dispute resolution proceeding, relating to, arising from, or in any way connected with the Employee's acts or omissions as a director, officer, employee, or agent of the Company. Employee shall be permitted to select independent defense counsel of his own choosing, and such counsel shall promptly be reimbursed by the Company for all reasonable fees, expenses, and costs incurred in the defense of Employee. In addition to the foregoing, the Company shall at all times maintain appropriate insurance coverage to protect Employee's interests as a director, officer, employee, or agent of the Company.

         17.      Notice

         Any notice or other communication required or permitted to be given to the Parties under this Agreement shall be deemed to have been given when received, addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this Section):

                  (a) If to the Company:

                           Raser Technologies, Inc.
                           5152 North Edgewood Drive
                           Suite 375
                           Provo, Utah 84604
                           Attn: Chief Financial Officer

                  (b) If to Employee:

                           Brent M. Cook
                           5733 West 10040 North
                           Highland, Utah 84003

         18.      Governing Law

         This Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Utah.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the
Effective Date

Raser Technologies, Inc.



/s/ Kraig Higginson
----------------------------------
Kraig Higginson
Chairman



Brent M. Cook
----------------------------------
/s/ Brent M. Cook
Brent M. Cook








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